Exhibit (a)(17)

From:	Jeff Kramer

Sent:	Wednesday, May 09, 2001 4:08 PM

To:	Team

Subject:	Final Week Reminder Concerning the Option Exchange Program

Importance:	High

Team,

As you know the company’s Offer to Exchange is due to expire this Friday, May 11, 2001 at 5:00 p.m., Eastern Daylight time.

As part of our on-going efforts to make the tender process run smoothly, over the next few days we’ll be sending out e-mail confirmations to those of you who have submitted your Letters of Transmittal. These confirmations will either confirm (i) that we have received your Letter of Transmittal and that it appears complete, or (ii) that we have received your Letter of Transmittal and that it does not appear complete enough to qualify as an effective tender of your options. Of course, if you have submitted your Letter of Transmittal and do not receive any confirmation, this should alert you to the potential that we may not have received your Letter of Transmittal.

For those of you who have already submitted your Letters of Transmittal, keep an eye out for the first wave of confirmations due to be distributed this evening. The next wave will be distributed Thursday May 10, 2001 at noon and 5:00 p.m., Eastern Daylight time, and the final wave of confirmations on Friday, May 11, 2001 at noon, Eastern Daylight time. As discussed more fully in the Offer to Exchange and FAQ, shortly after the conclusion of the offer we’ll distribute formal letters to all who submitted a Letter of Transmittal, stating whether the company accepted or rejected their submissions to tender options for cancellation.

Finally, for those of you who wish to participate in the program, we’d like to pass along a few tips based on the experience of your brethren which we hope you’ll find helpful in completing your Letter of Transmittal. As a first step, you might want to pull together the following documents to refer to during the process:

•	your Offer to Exchange, which was distributed to you by e-mail on April 12, 2001;

•	your individual Grant Statement, which was distributed to you by e-mail on April 13, 2001;

•	your individual Incentive Stock Option Agreement(s), which have been distributed to you in the ordinary course previously;

•	a copy of the Stock Option Exchange FAQ, the most recent version of which is posted on LiveLink; and

•	your Letter of Transmittal, which was distributed to you by e-mail on April 12, 2001.

Second, read the instructions you’ll find with the Letter of Transmittal.

Third, to avoid some of the common mistakes others have made in completing and submitting their paper work, refer to the cheat sheet below, which lists helpful hints in the order the fields appear in the Letter of Transmittal:

Grant Date of Option

      For each grant you are tendering for cancellation, please transcribe the grant date exactly as you see it on your Grant Statement. Note this is not necessarily your “start date”.

Grant Number

      For each grant you are tendering for cancellation, please transcribe the information found on your Grant Statement under “Grant No:” exactly as you see it on your Grant Statement.

Exercise Price of Option

      For each grant you are tendering for cancellation, please transcribe the information found on your Grant Statement under “Exercise Price:” exactly as you see it on your Grant Statement, without rounding up or down.

Total Number of Outstanding Option Shares Subject to Option

      For each grant you are tendering for cancellation, please transcribe the information found on your Grant Statement under “Shares Granted:” exactly as you see it on your Grant Statement.

Option Plan

      For each grant you are tendering for cancellation, please transcribe the information found on your Grant Statement under “Plan:” exactly as you see it on your Grant Statement (WEBM, 1999, etc.).

Signature of Owner

      As discussed in the Offer to Exchange and FAQ, sign the Letter of Transmittal exactly as your name appears on the ISO Agreement(s) or agreements evidencing the options that you are tendering.

Date

      As discussed in the Offer to Exchange and FAQ, date the Letter of Transmittal on the day on which you sign and return the letter to the company.

Print Name

      As discussed in the Offer to Exchange and FAQ, print out your full name exactly as it appears on the ISO Agreement(s) or agreements evidencing the options that you are tendering.

Capacity

      As discussed in the Offer to Exchange and FAQ, leave the “Capacity” line blank unless you are signing the Letter of Transmittal as a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity for the person holding the option, in which case you must also provide proper evidence satisfactory to the company of your authority to act in such capacity.

Address

      As discussed in the Offer to Exchange and FAQ, provide your home address.

Telephone No. (with area code)

      As discussed in the Offer to Exchange and FAQ, provide your home telephone number. If you object to providing your home telephone number, provide your direct work telephone number.

Tax I.D. / Social Security No.

      As discussed in the Offer to Exchange and FAQ, provide your tax I.D or Social Security Number. If you are a non-US resident and do not have a tax I.D. or Social Security Number, please indicate as much on this line.

Once you’ve decided to tender your options and have accurately and completely completed and signed your Letter of Transmittal, then as discussed in the Offer to Exchange and FAQ, deliver your Letter of Transmittal to: webMethods, Inc., Attention: Option Exchange, 3930 Pender Drive, Fairfax, Virginia 22030, facsimile: (703) 460-5955. Note that we will only accept a paper copy or a facsimile copy of your signed Letter of Transmittal and that delivery by e-mail will not be accepted.

Finally, if you have further questions or require additional assistance, please contact optionexchange@webmethods.com.

Jeff Kramer
Vice President, Human Resources